Exhibit 99.1

FOR IMMEDIATE RELEASE

February 11, 2013

Owens & Minor Reports Consolidated 4th Quarter & Full-Year 2012 Financial Results

OMI’s results were highlighted by strong asset management and operating cash flow

RICHMOND, VA….Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the fourth quarter ended December 31, 2012, including consolidated quarterly revenue of $2.32 billion, an increase of 5.9% when compared to revenue of $2.20 billion in the fourth quarter of 2011. Movianto, a leading European healthcare logistics provider acquired by Owens & Minor on August 31, 2012, contributed $127.0 million to fourth quarter revenue. Consolidated net income for the fourth quarter of 2012 was $24.9 million, or $0.39 per diluted share, a slight increase when compared to net income of $23.9 million, or $0.38 per diluted share, in the comparable period of 2011.

Adjusted consolidated net income (non-GAAP), which excludes pre-tax charges of $1.7 million for acquisition-related and exit & realignment activities for the fourth quarter of 2012, was $26.2 million, or $0.41 per diluted share. In addition, pre-tax quarterly operating losses for Movianto, which comprises the company’s International segment, were approximately $4.8 million, or $0.06 per diluted share, resulting primarily from operating costs to support underutilized capacity. Also, in the fourth quarter of 2012, the company incurred legal expenses and loss contingencies of $2.0 million, or $0.02 per diluted share, associated with California-specific litigation and compensation and benefits requirements.

For the fourth quarter of 2012, consolidated operating earnings were $45.0 million, increased when compared to operating earnings of $43.0 million for the same period last year. For the quarter, acquisition-related and exit & realignment charges reduced quarterly consolidated operating earnings by $1.7 million. For purposes of comparison, fourth quarter 2011 financial results included acquisition-related and exit & realignment costs of $12.8 million, or $0.13 per diluted share.

“We made solid progress in 2012 on strategic investments that will support the long-term success of our company in a rapidly changing healthcare environment,” said Craig R. Smith, president & chief executive officer. “I was pleased with the overall performance of our Domestic business in a tough operating environment, as our asset management results were very strong, expense control was impressive, and we generated $219 million in operating cash flow. As we look ahead to 2013, we are focused on improving our performance with Movianto by leveraging capacity and achieving expense reductions in our European network. We are very enthusiastic about our future and the growing demand for our healthcare logistics services.”

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Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit & realignment charges, and their most directly comparable GAAP financial measures.

2012 Annual Results

For the year ended December 31, 2012, consolidated revenue was $8.91 billion, increased 3.2% from revenue of $8.63 billion in 2011. On a year-to-date basis, Movianto contributed revenue of $176.7 million. Consolidated net income for 2012 was $109.0 million, or $1.72 per diluted share, compared to net income of $115.2 million, or $1.81 per diluted share for 2011.

Adjusted earnings per diluted share (non-GAAP) declined to $1.85 in 2012 compared with $1.94 in 2011 due to a decrease in adjusted operating earnings (non-GAAP) of $9.8 million. The Domestic segment operating earnings were $212.3 million, a decrease of $4.4 million when compared to the prior year. The International segment operating losses were $5.4 million.

The Domestic segment operating earnings comparability between periods was adversely affected by legal expenses and loss contingencies of $2.0 million associated with California-specific litigation and compensation and benefits requirements, offset by income of $1.1 million from the settlement of a class-action litigation. The net effect was a $0.9 million reduction in 2012 Domestic segment operating earnings. This compares to $2.2 million received from settlement of an anti-trust class action lawsuit in 2011. The effect on the comparison between 2012 and 2011 is a decline of $3.1 million.

Segment Results

Domestic segment revenue for the fourth quarter of 2012 was $2.20 billion, essentially unchanged from revenue in the fourth quarter of the prior year. For the full year 2012, Domestic segment revenue was $8.73 billion, an increase of $103.6 million, or 1.2%, when compared to the prior year. Factors affecting full-year Domestic segment revenue trends included a lower comparative utilization of healthcare services, reduced product price inflation, a lower comparative level of government purchasing, as well as ongoing rationalization of certain of the company’s suppliers.

Domestic segment operating earnings for the fourth quarter of 2012 were $51.5 million, a decline of $4.3 million, when compared to operating earnings of $55.8 million, in the same period of 2011. For 2012, Domestic segment operating earnings were $212.3 million, or 2.43% of revenues, compared to operating earnings of $216.7 million, or 2.51% of revenues, in the prior year. For both the fourth quarter and the full-year 2012, operating earnings results were affected by lower gross margin on sales to customers and the impact of the previously discussed California-related accruals, partially offset by slightly lower Domestic segment SG&A expenses.

As discussed above, the International segment contributed revenue of $127.0 million for the fourth quarter of 2012 and $176.7 million for the full year, reflecting the four months of Movianto’s contributions since the business was acquired by Owens & Minor. For the fourth quarter and the year, the International segment had operating losses of $4.8 million and $5.4 million respectively.

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Asset Management

The balance of cash and cash equivalents at December 31, 2012, was approximately $98 million, decreased from $136 million at December 31, 2011, primarily as a result of the Movianto acquisition in 2012. For the full-year 2012, cash provided by operating activities was $219 million, compared favorably to $68 million for the same period last year. The improvement was largely due to the reduction of Domestic segment inventories and improvement in Domestic segment days sales outstanding (DSO). Domestic inventory turns for the fourth quarter were 10.5, compared to turns of 10.0 for the same period in the prior year. Domestic DSO, as of December 31, 2012, was 19.1 days, a record achievement for the company and a favorable comparison to 20.7 days for the same period last year.

2013 Outlook

The company reiterated the following financial guidance for 2013, which was originally issued at its November 2012 Investor Day:

For 2013, the company is targeting revenue growth of 2% to 4% and adjusted net income per diluted share of $1.90 to $2.00 for the year, which excludes acquisition-related and exit & realignment costs.

Highlights & Upcoming Investor Relations Events

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The Owens & Minor board of directors has approved the payment of the first quarter 2013 cash dividend in the amount of $0.24 per share, a 9% increase over the prior quarter’s dividend. The cash dividend is payable on March 29, 2013, to shareholders of record as of March 15, 2013. In 2012, the company paid nearly $56 million in dividends to shareholders and $15 million in share repurchases, under a board authorized share repurchase program, for a total of $71 million in distributions to shareholders.

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The board of directors of Owens & Minor, Inc. announced on January 31, 2013, following the regularly scheduled board meeting, that G. Gilmer Minor, III, 72, who served as Chairman of the Board since 1994, will retire from the board at the conclusion of the company’s Annual Shareholders’ Meeting on April 26, 2013. As part of its succession plan, the board intends to appoint Craig R. Smith, 61, President & Chief Executive Officer of Owens & Minor, to also serve as Chairman of the Board, upon Minor’s retirement. Minor will assume the position of Chairman Emeritus.

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Owens & Minor will participate in the Barclays Capital 2013 Global Healthcare Conference, on March 13, 2013 in Miami. A webcasts of the formal presentation will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

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Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies. Owens & Minor also offers global third-party logistics services to pharmaceutical, life-science, and medical-device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, February 12, 2013, at 8:30 a.m. Eastern. The access code for the conference call, international dial-in and replay is #93205109. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2012	2011

Net revenue	$2,324,924	$2,195,890
Cost of goods sold	2,054,150	1,981,876

Gross margin	270,774	214,014
Selling, general and administrative expenses	211,415	150,538
Acquisition-related and exit and realignment charges	1,717	12,817
Depreciation and amortization	12,420	8,656
Other operating expense (income), net	181	(1,011)

Operating earnings	45,041	43,014
Interest expense, net	3,422	3,519

Income before income taxes	41,619	39,495
Income tax provision	16,685	15,553

Net income	$24,934	$23,942

Net income per common share:
Basic	$0.40	$0.38
Diluted	$0.39	$0.38

	Twelve Months Ended December 31,
	2012	2011

Net revenue	$8,908,145	$8,627,912
Cost of goods sold	7,983,491	7,770,375

Gross margin	924,654	857,537
Selling, general and administrative expenses	682,595	610,657
Acquisition-related and exit and realignment charges	10,164	13,168
Depreciation and amortization	39,604	34,135
Other operating income, net	(4,462)	(3,938)

Operating earnings	196,753	203,515
Interest expense, net	13,397	13,682

Income before income taxes	183,356	189,833
Income tax provision	74,353	74,635

Net income	$109,003	$115,198

Net income per common share:
Basic	$1.72	$1.82
Diluted	$1.72	$1.81

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$97,888	$135,938
Accounts and notes receivable, net	553,502	506,758
Merchandise inventories	763,756	806,366
Other current assets	213,748	76,763

Total current assets	1,628,894	1,525,825
Property and equipment, net	191,841	108,061
Goodwill, net	274,884	248,498
Intangible assets, net	42,313	22,142
Other assets, net	69,769	42,289

Total assets	$2,207,701	$1,946,815

Liabilities and equity
Current liabilities
Accounts payable	$603,137	$575,793
Accrued payroll and related liabilities	25,468	20,668
Deferred income taxes	40,758	42,296
Other current liabilities	254,924	93,608

Total current liabilities	924,287	732,365
Long-term debt, excluding current portion	215,383	212,681
Deferred income taxes	30,921	21,894
Other liabilities	63,454	60,658

Total liabilities	1,234,045	1,027,598
Total equity	973,656	919,217

Total liabilities and equity	$2,207,701	$1,946,815

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2012	2011

Operating activities:
Net income	$109,003	$115,198
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	39,604	34,135
Share-based compensation expense	5,697	5,674
Provision for LIFO reserve	4,194	13,700
Deferred income tax expense	1,060	14,520
Provision for losses on accounts and notes receivable	1,004	2,176
Pension contributions	—	(409)
Changes in operating assets and liabilities:
Accounts and notes receivable	27,161	(37,273)
Merchandise inventories	54,540	(99,950)
Accounts payable	(18,694)	44,058
Net change in other assets and liabilities	(4,490)	(24,654)
Other, net	(573)	1,244

Cash provided by operating activities of continuing operations	218,506	68,419

Investing activities:
Acquisition, net of cash acquired	(155,210)	—
Additions to computer software and intangible assets	(29,131)	(11,334)
Additions to property and equipment	(9,832)	(24,981)
Proceeds from the sale of property and equipment	3,298	2,430

Cash used for investing activities of continuing operations	(190,875)	(33,885)

Financing activities:
Cash dividends paid	(55,681)	(50,909)
Repurchases of common stock	(15,000)	(16,124)
Financing costs paid	(1,303)	—
Proceeds from exercise of stock options	4,986	9,179
Excess tax benefits related to share-based compensation	1,293	2,154
Proceeds from termination of interest rate swaps	—	4,005
Other, net	(2,710)	(5,836)

Cash used for financing activities of continuing operations	(68,415)	(57,531)

Discontinued operations:
Operating cash flows	—	(278)

Net cash used for discontinued operations	—	(278)

Effect of exchange rate changes on cash and cash equivalents	2,734	—

Net decrease in cash and cash equivalents	(38,050)	(23,275)
Cash and cash equivalents at beginning of period	135,938	159,213

Cash and cash equivalents at end of period	$97,888	$135,938

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011

Consolidated operating results:
Net revenue	$2,324,924	$2,179,895	$2,185,444	$2,217,882	$2,195,890

Gross margin	$270,774	$228,123	$211,429	$214,328	$214,014
Gross margin as a percent of revenue	11.65%	10.46%	9.67%	9.66%	9.75%

SG&A expenses	$211,415	$165,320	$150,288	$155,572	$150,538
SG&A expenses as a percent of revenue	9.09%	7.58%	6.88%	7.01%	6.86%

Operating earnings, as reported (GAAP)	$45,041	$46,663	$53,177	$51,872	$43,014
Acquisition-related and exit and realignment charges	1,717	7,831	617	—	12,817

Operating earnings, adjusted (Non-GAAP)	$46,758	$54,494	$53,794	$51,872	$55,831
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.01%	2.50%	2.46%	2.34%	2.54%

Net income, as reported (GAAP)	$24,934	$24,597	$30,113	$29,360	$23,942
Acquisition-related and exit and realignment charges, after-tax	1,237	6,588	375	—	7,780

Net income, adjusted (Non-GAAP)	$26,171	$31,185	$30,488	$29,360	$31,722

Net income per diluted common share, as reported (GAAP)	$0.39	$0.39	$0.48	$0.46	$0.38
Acquisition-related and exit and realignment charges	0.02	0.10	—	—	0.13

Net income per diluted common share, adjusted (Non-GAAP)	$0.41	$0.49	$0.48	$0.46	$0.51

Financing:
Cash and cash equivalents	$97,888	$79,667	$224,937	$213,927	$135,938

Total interest-bearing debt	$217,591	$216,924	$213,982	$214,184	$214,556

Stock information:
Cash dividends per common share	$0.22	$0.22	$0.22	$0.22	$0.20

Stock price at quarter-end	$28.51	$29.88	$30.63	$30.41	$27.79

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.‘s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands, except ratios)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2012		2011		2012		2011
		% of		% of		% of		% of
		consolidated		consolidated		consolidated		consolidated
	Amount	net revenue	Amount	net revenue	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$2,197,932	94.54%	$2,195,890	100.00%	$8,731,484	98.02%	$8,627,912	100.00%
International	126,992	5.46	N/A	N/A	176,661	1.98	N/A	N/A

Consolidated net revenue	$2,324,924	100.00%	$2,195,890	100.00%	$8,908,145	100.00%	$8,627,912	100.00%

		% of segment net revenue		% of segment net revenue		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$51,546	2.35%	$55,831	2.54%	$212,335	2.43%	$216,683	2.51%
International	(4,788)	(3.77)%	N/A	N/A	(5,418)	(3.07)%	N/A	N/A

Acquisition-related and exit and realignment charges	(1,717)	N/A	(12,817)	N/A	(10,164)	N/A	(13,168)	N/A

Consolidated operating earnings	$45,041	1.94%	$43,014	1.96%	$196,753	2.21%	$203,515	2.36%

Depreciation and amortization:
Domestic	$9,121		$8,656		$35,016		$34,135
International	3,299		N/A		4,588		N/A

Consolidated depreciation and amortization	$12,420		$8,656		$39,604		$34,135

Capital expenditures: (1)
Domestic	$7,364		$11,434		$34,450		$36,315
International	3,775		N/A		4,513		N/A

Consolidated capital expenditures	$11,139		$11,434		$38,963		$36,315

	December 31, 2012		December 31, 2011
Total assets:
Domestic	$1,723,699		$1,810,877
International	386,114		N/A

Segment assets	2,109,813		1,810,877
Cash and cash equivalents	97,888		135,938

	$2,207,701		$1,946,815

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Numerator:
Net income	$24,934	$23,942	$109,003	$115,198
Less: income allocated to unvested restricted shares	(173)	(199)	(749)	(1,059)

Net income attributable to common shareholders - basic	24,761	23,743	108,254	114,139
Add: undistributed income attributable to unvested restricted shares - basic	61	80	292	480
Less: undistributed income attributable to unvested restricted shares - diluted	(61)	(80)	(292)	(479)

Net income attributable to common shareholders - diluted	$24,761	$23,743	$108,254	$114,140

Denominator:
Weighted average shares outstanding - basic	62,671	62,655	62,765	62,756
Dilutive shares - stock options	67	129	79	168

Weighted average shares outstanding - diluted	62,738	62,784	62,844	62,924

Net income per share attributable to common shareholders:
Basic	$0.40	$0.38	$1.72	$1.82
Diluted	$0.39	$0.38	$1.72	$1.81